Careview Communications, Inc. 8-K

Exhibit 10.80

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
April 25, 2011	TRADED: OTC QB

CAREVIEW COMMUNICATIONS, INC. CLOSES $20 MILLION
SENIOR SECURED CONVERTIBLE NOTES WITH
HEALTHCOR GROUP

FOR IMMEDIATE RELEASE – April 25, 2011 -- Lewisville, TX -- CareView Communications, Inc. ("CareView" or the "Company") (OTC QB: CRVW), an information technology provider to the healthcare industry, announced that it has closed a $20 million financing with funds managed by HealthCor Partners Management, L.P. and HealthCor Management, L.P. (together, "HealthCor").  The financing involved the issuance of senior secured convertible notes in the aggregate principal amount of $20 million together with common stock purchase warrants. HealthCor is a leading investment manager in the healthcare and life sciences sectors.

CareView's President, Steven G. Johnson, stated: "We have been exploring business opportunities with HealthCor for some time now and are eager to move forward in our new partnership with them.  HealthCor's extensive knowledge of the healthcare industry and its service providers will enable CareView to quickly achieve its goals to be an industry leader for healthcare technology. We are extremely gratified that HealthCor has chosen to align itself with us for the long term."

Johnson further stated:  "This is a huge step and a significant component for CareView to be in a position to move the Company into profitability. With the HealthCor funding in place and a strong sales pipeline, CareView now has the necessary elements to execute on its business plan.  It is our intent to leverage this transaction to fund further growth without additional near-term dilution to the shareholders."

HealthCor's Senior Managing Director, Jeffrey C. Lightcap, stated: "We are very excited to be able to play a part in helping CareView move forward to capture their targeted market. CareView's technology provides a much-needed service and stands to revolutionize the way that most hospitals provide patient care."

The CareView System™ is a high-speed data network system that can be deployed in healthcare facilities using the facility's existing cable television infrastructure.  This network supports the Room Control Platform located in each room with its complementary suite of software applications designed to streamline workflow and improve value-added services.  The Room Control Platform is a microprocessor-based system consisting of a hard disk drive, cable modem, NTSC infrared camera and related controls, microphone, USB ports, wireless keyboard and wireless remote control. It allows real-time bedside and point-of-care video monitoring and recording designed to improve efficiency while limiting liability for healthcare facilities.

About CareView Communications, Inc.
CareView has created a proprietary high-speed data network system that can be deployed throughout a healthcare facility using the existing cable television infrastructure.  This network supports CareView’s Room Control Platform (RCP) and complementary suite of software applications designed to streamline workflow and improve value-added services offered to customers.  Real-time bedside monitoring and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and education enhance quality of stay.  This technology may also act as an interface gateway for other software systems and medical devices moving forward.  CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally.  Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, Texas, 75067. Questions may be directed to John R. Bailey, Chief Financial Officer at (972) 943-6050. More information about the Company is available on the Company’s website at www.care-view.com.

About HealthCor
HealthCor's private equity funds, with approximately $300 million of assets dedicated to private equity, invest primarily in later-stage development and growing mid-sized companies across all sectors of the healthcare and life sciences industry.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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